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                                                                    EXHIBIT 23.1

           REPORT ON SCHEDULE AND CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Rogue Wave Software, Inc. and Subsidiaries:


The audits referred to in our report dated November 4, 1997 included the related financial statement schedule as of September 30, 1997, and for each of the years in the three-year period ended September 30, 1997, included in the annual report on Form 10-K of Rogue Wave Software, Inc. and subsidiaries. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-16749, 333-48485 and 333-48525) of Rogue Wave Software, Inc. and
subsidiaries of our reports dated May 8, 1998, relating to the consolidated financial statements of Rogue Wave Software, Inc. and subsidiaries as of September 30, 1996 and 1997 and for each of the related schedule, which report appears in the Form 8-K/A dated May 20, 1998 of Rogue Wave Software, Inc. and subsidiaries.



                                KPMG PEAT MARWICK LLP



Denver, Colorado
May 20, 1998